                                                                      EXHIBIT 99


               FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                                                         PAGE
                                                                                                     -------------
A. 1998 YEAR END FINANCIAL STATEMENTS
    Report of Independent Accountants..............................................................            F-2
    Consolidated Balance Sheets as of December 31, 1998 and 1997...................................            F-3
    Consolidated Statements of Income for the Years Ended December 31, 1998, 1997 and 1996.........            F-4
    Consolidated Statements of Changes in Shareholder's Equity for the Years Ended December 31,
      1998, 1997 and 1996..........................................................................            F-5
    Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and 1996.....        F-6-F-7
    Notes to Consolidated Financial Statements for the Years Ended December 31, 1998, 1997 and
      1996.........................................................................................       F-8-F-27

    The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with generally accepted accounting principles in making such determinations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder and Board of Directors of Financial Security Assurance Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholder's equity, and cash flows present fairly, in all material respects, the financial position of Financial Security Assurance Inc. and Subsidiaries (the Company) at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

New York, New York
January 26, 1999

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1998          1997
                                                                                       ------------  ------------
ASSETS
Bonds at market value (amortized cost of $1,631,094 and $1,192,771)..................   $1,683,928    $1,235,441
Equity investments at market value (cost of $34,250 and $20,405).....................       37,268        20,762
Short-term investments...............................................................       92,241       103,926
                                                                                       ------------  ------------
    Total investments................................................................    1,813,437     1,360,129
Cash.................................................................................        2,729        11,235
Deferred acquisition costs...........................................................      199,559       171,098
Prepaid reinsurance premiums.........................................................      217,096       173,123
Reinsurance recoverable on unpaid losses.............................................        3,907        30,618
Receivable for securities sold.......................................................        1,656        20,535
Other assets.........................................................................      105,379        72,901
                                                                                       ------------  ------------
      TOTAL ASSETS...................................................................   $2,343,763    $1,839,639
                                                                                        ==========    ==========

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER'S EQUITY
Deferred premium revenue.............................................................   $  721,699    $  595,196
Losses and loss adjustment expenses..................................................       63,947        75,417
Deferred federal income taxes........................................................       56,672        59,867
Ceded reinsurance balances payable...................................................       31,502        11,199
Payable for securities purchased.....................................................      105,749        72,979
Long-term debt.......................................................................      120,000        50,000
Minority interest....................................................................       20,388
Accrued expenses and other liabilities...............................................      119,215        77,121
                                                                                       ------------  ------------
      TOTAL LIABILITIES AND MINORITY INTEREST........................................    1,239,172       941,779
                                                                                       ------------  ------------

COMMITMENTS AND CONTINGENCIES

Common stock (500 and 528 shares authorized, issued and outstanding; par value of
  $30,000 and $28,391 per share).....................................................       15,000        15,000
Additional paid-in capital...........................................................      694,788       617,870
Accumulated other comprehensive income (net of deferred income tax provision of
  $19,904 and $15,059)...............................................................       36,964        27,968
Accumulated earnings.................................................................      357,839       237,022
                                                                                       ------------  ------------
      TOTAL SHAREHOLDER'S EQUITY.....................................................    1,104,591       897,860
                                                                                       ------------  ------------
      TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER'S EQUITY...............   $2,343,763    $1,839,639
                                                                                        ==========    ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
REVENUES:
  Net premiums written.......................................................  $  219,853  $  172,878  $  121,000
  Increase in deferred premium revenue.......................................     (81,926)    (63,367)    (30,552)
                                                                               ----------  ----------  ----------
  Premiums earned............................................................     137,927     109,511      90,448
  Net investment income......................................................      76,023      69,643      62,728
  Net realized gains.........................................................      21,667       6,023       1,851
  Other income...............................................................         381      10,774         502
                                                                               ----------  ----------  ----------
      TOTAL REVENUES.........................................................     235,998     195,951     155,529
                                                                               ----------  ----------  ----------
EXPENSES:
  Losses and loss adjustment expenses........................................       3,949       9,156       6,874
  Policy acquisition costs...................................................      35,439      27,962      23,829
  Other operating expenses...................................................      28,502      20,717      14,852
                                                                               ----------  ----------  ----------
      TOTAL EXPENSES.........................................................      67,890      57,835      45,555
                                                                               ----------  ----------  ----------
Minority interest............................................................        (388)
                                                                               ----------
INCOME BEFORE INCOME TAXES...................................................     167,720     138,116     109,974
                                                                               ----------  ----------  ----------
Provision (benefit) for income taxes:
  Current....................................................................      54,942      29,832      28,208
  Deferred...................................................................      (8,039)      8,025         911
                                                                               ----------  ----------  ----------
  Total provision............................................................      46,903      37,857      29,119
                                                                               ----------  ----------  ----------
    NET INCOME...............................................................     120,817     100,259      80,855

  OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
  Unrealized gains (losses) on securities:
    Unrealized holding gains (losses) arising during period (net of deferred
      income tax provision (benefit) of $12,428, $12,268 and $(5,057)).......      23,080      22,784      (9,392)
    Less: reclassification adjustment for gains included in net income (net of deferred income tax provision of $7,583, $2,108
      and $648)..............................................................     (14,084)     (3,915)     (1,203)
                                                                               ----------  ----------  ----------
    Other comprehensive income (loss)........................................       8,996      18,869     (10,595)
                                                                               ----------  ----------  ----------
  COMPREHENSIVE INCOME.......................................................  $  129,813  $  119,128  $   70,260
                                                                               ==========  ==========  ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                           UNREALIZED
                                                              ADDITIONAL   GAIN (LOSS)
                                                    COMMON     PAID-IN         ON         RETAINED
                                                     STOCK     CAPITAL     INVESTMENTS    EARNINGS      TOTAL
                                                   ---------  ----------  -------------  ----------  ------------
BALANCE, December 31, 1995.......................  $  15,000  $  681,470   $    19,694   $   73,822  $    789,986
Net income.......................................                                            80,855        80,855
Dividends paid on common stock...................                                           (18,000)      (18,000)
Net change in accumulated comprehensive income
  (net of deferred income tax benefit of
  $5,705)........................................                              (10,595)                   (10,595)
Stock repurchase.................................                (27,000)                                 (27,000)
Adjustment to prior-year disposal of
  subsidiary.....................................                                                86            86
                                                   ---------  ----------  -------------  ----------  ------------
BALANCE, December 31, 1996.......................     15,000     654,470         9,099      136,763       815,332
Net income.......................................                                           100,259       100,259
Net change in accumulated comprehensive income
  (net of deferred income taxes of $10,160)......                               18,869                     18,869
Stock repurchase.................................                (39,500)                                 (39,500)
Deferred equity payout by Parent.................                  2,900                                    2,900
                                                   ---------  ----------  -------------  ----------  ------------
BALANCE, December 31, 1997.......................     15,000     617,870        27,968      237,022       897,860
Net income.......................................                                           120,817       120,817
Net change in accumulated comprehensive income
  (net of deferred income taxes
  of $4,844).....................................                                8,996                      8,996
Stock repurchase.................................                 (8,500)                                  (8,500)
Capital contribution from Parent.................                 80,000                                   80,000
Deferred equity payout by Parent.................                  5,418                                    5,418
                                                   ---------  ----------  -------------  ----------  ------------
BALANCE, December 31, 1998.......................  $  15,000  $  694,788   $    36,964   $  357,839  $  1,104,591
                                                   =========  ==========   ===========   ==========  ============

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1998         1997         1996
                                                                           -----------  -----------  -----------
Cash flows from operating activities:
  Premiums received, net.................................................  $   247,229  $   171,145  $   124,540
  Policy acquisition and other operating expenses paid, net..............      (81,559)     (50,046)     (49,261)
  Recoverable advances received (paid)...................................        1,473       (7,629)      10,213
  Losses and loss adjustment expenses recovered (paid)...................       10,989       (6,463)     (15,473)
  Net investment income received.........................................       67,268       63,207       59,923
  Federal income taxes paid..............................................      (52,210)     (27,080)     (33,297)
  Interest paid..........................................................                                    (22)
  Other..................................................................         (877)       2,142        1,330
                                                                           -----------  -----------  -----------
    Net cash provided by operating activities............................      192,313      145,276       97,953
                                                                           -----------  -----------  -----------

Cash flows from investing activities:
  Proceeds from sales of bonds...........................................    1,735,585    1,071,845    1,095,929
  Proceeds from sales of equity investments..............................       22,571        3,568
  Proceeds from maturities of bonds......................................                    32,468        2,965
  Purchases of bonds.....................................................   (2,098,264)  (1,196,117)  (1,139,129)
  Purchases of equity investments........................................      (37,034)     (24,662)
  Gain on sale of subidiaries............................................                     9,486
  Purchases of property and equipment....................................       (1,071)      (2,985)      (2,081)
  Net decrease (increase) in short-term investments......................       15,857      (45,661)      (3,675)
  Other investments......................................................       20,037
                                                                           -----------  -----------  -----------
    Net cash provided by (used for) investing activities.................     (342,319)    (152,058)     (45,991)
                                                                           -----------  -----------  -----------

Cash flows from financing activities:
  Stock repurchase.......................................................       (8,500)     (39,500)     (27,000)
  Surplus notes issued...................................................       70,000       50,000
  Capital contribution...................................................       80,000
  Dividends paid.........................................................                                (18,000)
                                                                           -----------  -----------  -----------
    Net cash provided by (used for) financing activities.................      141,500       10,500      (45,000)
                                                                           -----------  -----------  -----------
Net increase (decrease) in cash..........................................       (8,506)       3,718        6,962
Cash at beginning of year................................................       11,235        7,517          555
                                                                           -----------  -----------  -----------
Cash at end of year......................................................  $     2,729  $    11,235  $     7,517
                                                                           ===========  ===========  ===========

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                             (DOLLARS IN THOUSANDS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1998         1997         1996
                                                                           -----------  -----------  -----------
Reconciliation of net income to net cash flows from operating activities:
Net income...............................................................  $   120,817  $   100,259  $    80,855
  Increase in accrued investment income..................................       (3,939)      (1,811)        (842)
  Increase in deferred premium revenue and related foreign exchange
    adjustment...........................................................       82,530       62,101       29,622
  Increase in deferred acquisition costs.................................      (28,461)     (24,865)     (13,282)
  Increase (decrease) in current federal income taxes payable............        2,732         (519)      (5,090)
  Increase (decrease) in unpaid losses and loss adjustment expenses......       15,240        2,596       (8,023)
  Increase in amounts withheld for others................................           81          133           52
  Provision (benefit) for deferred income taxes..........................       (8,039)      11,296          911
  Net realized gains on investments......................................      (21,667)      (6,023)      (1,851)
  Depreciation and accretion of bond discount............................       (3,540)      (1,736)      (1,616)
  Gain on sale of subsidiaries...........................................                    (9,486)
  Minority interest......................................................          388
  Change in other assets and liabilities.................................       36,171       13,331       17,217
                                                                           -----------  -----------  -----------
Cash provided by operating activities....................................  $   192,313  $   145,276  $    97,953
                                                                           ===========  ===========  ===========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.  ORGANIZATION AND OWNERSHIP

    Financial Security Assurance Inc. (the Company), an indirect wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is engaged in providing financial guaranty insurance on asset-backed and municipal obligations. The Company's underwriting policy is to insure asset-backed and municipal obligations that it determines would be of investment-grade quality without the benefit of the Company's insurance. The asset-backed obligations insured by the Company are generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The municipal obligations insured by the Company consist primarily of general obligation bonds that are supported by the issuers' taxing power and special revenue bonds and other special obligations of states and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. Financial guaranty insurance written by the Company guarantees scheduled payments on an issuer's obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis.

    The Company expects to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures. The Company's insured portfolio consists primarily of asset-backed and municipal obligations originated in the United States, but the Company has also written and continues to pursue business in Europe and the Asia Pacific region.

    At December 31, 1996, the Parent was owned 40.4% by U S WEST Capital Corporation (U S WEST), 11.5% by Fund American Enterprises Holdings, Inc. (Fund American), 6.4% by The Tokio Marine and Fire Insurance Co., Ltd. (Tokio Marine) and 41.7% by the public and employees. At December 31, 1997, the Parent was owned 42.1% by U S WEST, 12.0% by Fund American, 6.7% by Tokio Marine and 39.2% by the public and employees. At December 31, 1998, the Parent was owned 40.5% by MediaOne Capital Corporation (MediaOne), formerly U S WEST, 11.6% by Fund American, 6.4% by Tokio Marine, 5.5% by XL Capital Ltd (XL) and 36.0% by the public and employees.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (GAAP), which differ in certain material respects from the accounting practices prescribed or permitted by insurance regulatory authorities (see Note 5). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the Company's consolidated balance sheets at December 31, 1998 and 1997 and the reported amounts of revenues and expenses in the consolidated statements of income during the years ended December 31, 1998, 1997 and 1996. Such estimates and assumptions include, but are not limited to, losses and loss

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

adjustment expenses and the deferral and amortization of deferred policy acquisition costs. Actual results may differ from those estimates. Significant accounting policies under GAAP are as follows:

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries, FSA Insurance Company, Financial Security Assurance International Ltd., Financial Security Assurance of Oklahoma, Inc. and Financial Security Assurance (U.K.) Limited (collectively, the Subsidiaries). All intercompany accounts and transactions have been eliminated. Certain prior-year balances have been reclassified to conform to the 1998 presentation.

    INVESTMENTS

    Investments in debt securities designated as available for sale are carried at market value. Equity investments are carried at market value. Any resulting unrealized gain or loss is reflected as a separate component of shareholders' equity, net of applicable deferred income taxes. All of the Company's long-term investments are classified as available for sale.

    Bond discounts and premiums are amortized on the effective yield method over the remaining terms of the securities acquired. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in current income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at market value, which approximates cost. Realized gains or losses on sale of investments are determined on the basis of specific identification. Investment income is recorded as earned.

    The Company holds derivative securities, including U.S. Treasury bond futures contracts and call option contracts, that are not accounted for as hedges and are marked-to-market on a daily basis. Any gains or losses are included in capital gains or losses.

    PREMIUM REVENUE RECOGNITION

    Gross and ceded premiums are earned in proportion to the amount of risk outstanding over the expected period of coverage. Deferred premium revenue and prepaid reinsurance premiums represent the portion of premium that is applicable to coverage of risk to be provided in the future on policies in force. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium revenue and prepaid reinsurance premium, less any amount credited to a refunding issue insured by the Company, are recognized.

    LOSSES AND LOSS ADJUSTMENT EXPENSES

    A case basis reserve for unpaid losses and loss adjustment expenses is recorded at the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. The estimated loss on a transaction is discounted using current risk-free rates.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The general reserve is calculated by applying a loss factor to the total net par amount outstanding of the Company's insured obligations over the term of such insured obligations and discounting the result at risk-free rates. The loss factor used for this purpose has been determined based upon an independent rating agency study of bond defaults and the Company's portfolio characteristics and history. The general reserve is available to be applied against future additions or accretions to existing case basis reserves or to new case basis reserves to be established in the future.

    Management of the Company periodically evaluates its estimates for losses and loss adjustment expenses and establishes reserves that management believes are adequate to cover the present value of the ultimate net cost of claims. The reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not differ from such estimates. The Company will, on an ongoing basis, monitor these reserves and may periodically adjust such reserves based on the Company's actual loss experience, its future mix of business, and future economic conditions.

    DEFERRED ACQUISITION COSTS

    Deferred acquisition costs comprise those expenses that vary with and are primarily related to the production of business, including commissions paid on reinsurance assumed, compensation and related costs of underwriting and marketing personnel, certain rating agency fees, premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Deferred acquisition costs and the cost of acquired business are amortized over the period in which the related premiums are earned. Recoverability of deferred acquisition costs is determined by considering anticipated losses and loss adjustment expenses.

    FEDERAL INCOME TAXES

    The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods reflected at current income tax rates.

    SEGMENT REPORTING

    In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131, Disclosure about Segments of an Enterprise and Related Information, establishing standards for the way that public business enterprises report information about operating segments in annual and interim financial statements and requiring presentation of a measure of profit or loss, certain specific revenue and expense items and segment assets. The Company has no reportable operating segments as a monoline financial guaranty insurer.

3.  INVESTMENTS

    Bonds at amortized cost of $11,481,000 and $11,025,000 at December 31, 1998 and 1997, respectively, were on deposit with state regulatory authorities as required by insurance regulations.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

3.  INVESTMENTS (CONTINUED)
    Consolidated net investment income consisted of the following (in thousands):

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
Bonds........................................................  $  69,216  $  65,149  $  61,130
Equity investments...........................................        830        376         14
Short-term investments.......................................      7,376      5,452      3,525
Investment expenses..........................................     (1,399)    (1,334)    (1,941)
                                                               ---------  ---------  ---------
Net investment income........................................  $  76,023  $  69,643  $  62,728
                                                               =========  =========  =========

    The credit quality of the fixed-income investment portfolio at December 31, 1998 was as follows:

            PERCENT OF FIXED-INCOME
RATING       INVESTMENT PORTFOLIO
---------  -------------------------
   AAA                  68.7%
   AA                   21.3
    A                    9.3
   BBB                   0.4
  Other                  0.3

    The amortized cost and estimated market value of bonds were as follows (in thousands):

                                                            GROSS        GROSS      ESTIMATED
                                            AMORTIZED    UNREALIZED   UNREALIZED      MARKET
                                               COST         GAINS       LOSSES        VALUE
                                           ------------  -----------  -----------  ------------
DECEMBER 31, 1998
-----------------------------------------
U.S. Treasury securities and obligations
  of U.S. government corporations and
  agencies...............................  $    134,910   $   2,297    $    (337)  $    136,870
Obligations of states and political
  subdivisions...........................     1,041,718      42,265         (637)     1,083,346
Mortgage-backed securities...............       261,322       3,911         (180)       265,053
Corporate securities.....................       162,663       5,510         (463)       167,710
Asset-backed securities..................        30,481         493          (25)        30,949
                                           ------------  -----------  -----------  ------------
    Total................................  $  1,631,094   $  54,476    $  (1,642)  $  1,683,928
                                           ============   =========    =========   ============

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

3.  INVESTMENTS (CONTINUED)

                                                            GROSS        GROSS      ESTIMATED
                                            AMORTIZED    UNREALIZED   UNREALIZED      MARKET
                                               COST         GAINS       LOSSES        VALUE
                                           ------------  -----------  -----------  ------------
DECEMBER 31, 1997
-----------------------------------------
U.S. Treasury securities and obligations
  of U.S. government corporations and
  agencies...............................  $    120,314   $     800    $    (436)  $    120,678
Obligations of states and political
  subdivisions...........................       777,042      40,187         (135)       817,094
Foreign securities.......................         8,252                     (562)         7,690
Mortgage-backed securities...............       195,567       2,213          (28)       197,752
Corporate securities.....................        72,388       1,375       (1,093)        72,670
Asset-backed securities..................        19,208         349                      19,557
                                           ------------  -----------  -----------  ------------
    Total................................  $  1,192,771   $  44,924    $  (2,254)  $  1,235,441
                                           ============   =========    =========   ============

    The change in net unrealized gains (losses) consisted of (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1998       1997        1996
                                                              ---------  ---------  ----------
Bonds.......................................................  $  10,164  $  28,671  $  (16,299)
Equity investments..........................................      2,661        357
Other.......................................................      1,017
                                                              ---------  ---------  ----------
    Change in net unrealized gains (losses).................  $  13,842  $  29,028  $  (16,299)
                                                              =========  =========  ==========

    The amortized cost and estimated market value of bonds at December 31, 1998, by contractual maturity, are shown below (in thousands). Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                                                   ESTIMATED
                                                                     AMORTIZED       MARKET
                                                                        COST         VALUE
                                                                    ------------  ------------
Due in one year or less...........................................  $      1,002  $      1,006
Due after one year through five years.............................       135,398       137,917
Due after five years through ten years............................       211,500       219,185
Due after ten years...............................................       991,391     1,029,818
Mortgage-backed securities (stated maturities of
  1 to 30 years)..................................................       261,322       265,053
Asset-backed securities (stated maturities of 3 to 30 years)......        30,481        30,949
                                                                    ------------  ------------
    Total.........................................................  $  1,631,094  $  1,683,928
                                                                    ============  ============

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

3.  INVESTMENTS (CONTINUED)
    Proceeds from sales of bonds during 1998, 1997 and 1996 were $2,132,146,000, $1,124,848,000 and $1,096,568,000, respectively. Gross gains of $26,373,000,
$11,702,000 and $13,420,000 and gross losses of $4,156,000, $6,007,000 and
$11,569,000 were realized on sales in 1998, 1997 and 1996, respectively.

    Proceeds from sales of equity investments during 1998 and 1997 were $22,571,000 and $3,568,000, respectively. Gross gains of $973,000 and $33,000 and gross losses of $1,323,000 and $7,000 were realized on sales in 1998 and 1997, respectively.

4.  DEFERRED ACQUISITION COSTS

    Acquisition costs deferred for amortization against future income and the related amortization charged to expenses are as follows (in thousands):

                                                                YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Balance, beginning of period.............................  $  171,098  $  146,233  $  132,951
                                                           ----------  ----------  ----------
Costs deferred during the period:
  Ceding commission income...............................     (27,693)    (18,956)    (15,956)
  Assumed commission expense.............................          22          31          38
  Premium taxes..........................................       8,081       5,554       3,718
  Compensation and other acquisition costs...............      83,490      66,198      49,311
                                                           ----------  ----------  ----------
    Total................................................      63,900      52,827      37,111
                                                           ----------  ----------  ----------
Costs amortized during the period........................     (35,439)    (27,962)    (23,829)
                                                           ----------  ----------  ----------
Balance, end of period...................................  $  199,559  $  171,098  $  146,233
                                                           ==========  ==========  ==========

5.  STATUTORY ACCOUNTING PRACTICES

    GAAP for the Company differs in certain significant respects from accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

    - Upfront premiums on municipal business are recognized as earned when related principal and interest have expired rather than over the expected coverage period;

    - Acquisition costs are charged to operations as incurred rather than as related premiums are earned;

    - A contingency reserve (rather than a general reserve) is computed based on the following statutory requirements:

        (i) For all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions, plus;

        (ii) For all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percentage of principal

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

5. STATUTORY ACCOUNTING PRACTICES (CONTINUED) guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

    - Certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP;

    - Federal income taxes are provided only on taxable income for which income taxes are currently payable;

    - Accruals for deferred compensation are not recognized;

    - Purchase accounting adjustments are not recognized;

    - Bonds are carried at amortized cost;

    - Surplus notes are recognized as surplus rather than a liability.

    A reconciliation of net income for the calendar years 1998, 1997 and 1996 and shareholder's equity at December 31, 1998 and 1997, reported by the Company on a GAAP basis, to the amounts reported by the Subsidiaries on a statutory basis, is as follows (in thousands):

                                                               1998         1997       1996
                                                           ------------  ----------  ---------
Net Income:
GAAP BASIS...............................................  $    120,817  $  100,259  $  80,855
Premium revenue recognition..............................       (16,411)    (23,130)    (5,518)
Losses and loss adjustment expenses incurred.............        12,938       4,653     (2,138)
Deferred acquisition costs...............................       (28,461)    (24,865)   (12,482)
Deferred income tax provision (benefit)..................        (8,039)      8,025        911
Amortization of bonds....................................                        56        566
Accrual of deferred compensation, net....................        33,268      26,681     12,737
Other....................................................           100         (61)     1,404
                                                           ------------  ----------  ---------
STATUTORY BASIS..........................................  $    114,212  $   91,618  $  76,335
                                                           ============  ==========  =========


                                                                 DECEMBER 31,
                                                           ------------------------
                                                               1998         1997
                                                           ------------  ----------
Shareholder's Equity:
GAAP BASIS...............................................  $  1,104,591  $  897,860
Premium revenue recognition..............................       (91,297)    (74,863)
Loss and loss adjustment expense reserves................        47,250      34,313
Deferred acquisition costs...............................      (199,559)   (171,098)
Contingency reserve......................................      (367,454)   (287,694)
Unrealized gain on investments, net of tax...............       (55,851)    (43,027)
Deferred income taxes....................................        56,672      59,867
Accrual of deferred compensation.........................        70,022      41,451
Surplus notes............................................       120,000      50,000
Other....................................................       (14,118)    (12,841)
                                                           ------------  ----------
STATUTORY BASIS SURPLUS..................................  $    670,256  $  493,968
                                                           ------------  ----------
SURPLUS PLUS CONTINGENCY RESERVE.........................  $  1,037,710  $  781,661
                                                           ============  ==========

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

6.  FEDERAL INCOME TAXES

    The Parent, the Company and its Subsidiaries (except Financial Security Assurance International Ltd.) file a consolidated federal income tax return. The calculation of each member's tax benefit or liability is controlled by a tax sharing agreement that bases the allocation of such benefit or liability upon a separate return calculation.

    The cumulative balance sheet effects of deferred tax consequences are (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
Deferred acquisition costs..............................................  $  69,079  $  59,884
Deferred premium revenue adjustments....................................     10,354      8,424
Unrealized capital gains................................................     20,749     16,998
Contingency reserves....................................................     46,260     38,037
                                                                          ---------  ---------
    Total deferred tax liabilities......................................    146,442    123,343
                                                                          ---------  ---------

Loss and loss adjustment expense reserves...............................    (16,613)   (12,009)
Deferred compensation...................................................    (34,020)   (20,328)
Tax and loss bonds......................................................    (38,726)   (30,520)
Other, net..............................................................       (411)      (619)
                                                                          ---------  ---------
    Total deferred tax assets...........................................    (89,770)   (63,476)
                                                                          ---------  ---------
Total deferred income taxes.............................................  $  56,672  $  59,867
                                                                          =========  =========

    No valuation allowance was necessary at December 31, 1998 or 1997.

    A reconciliation of the effective tax rate with the federal statutory rate follows:

                                                                              YEAR ENDED DECEMBER 31,
                                                                          -------------------------------
                                                                            1998       1997       1996
                                                                          ---------  ---------  ---------
Tax at statutory rate...................................................       35.0%      35.0%      35.0%
Tax-exempt interest.....................................................       (8.1)      (7.9)      (8.9)
Other...................................................................        1.1        0.3        0.4
                                                                                ---        ---        ---
Provision for income taxes..............................................       28.0%      27.4%      26.5%
                                                                                ---        ---        ---
                                                                                ---        ---        ---

7.  DIVIDENDS AND CAPITAL REQUIREMENTS

    Under New York Insurance Law, The Company may pay a dividend without the prior approval of the Superintendent of the New York State Insurance Department only from earned surplus subject to the maintenance of a minimum capital requirement. In addition, the dividend, together with all dividends declared or distributed by it during the preceding twelve months, may not exceed the lesser of 10% of its policyholders' surplus shown on its last filed statement, or adjusted net investment income, as defined, for such twelve-month period. As of December 31, 1998, the Company had $65,726,000 available for the payment of dividends over the next twelve months.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

7.  DIVIDENDS AND CAPITAL REQUIREMENTS (CONTINUED)
    In 1998, the Company repurchased $8,500,000 of its shares from the Parent, representing the balance remaining of $75,000,000 that had been approved for repurchase by the New York Insurance Department.

8.  CREDIT ARRANGEMENTS AND ADDITIONAL CLAIMS-PAYING RESOURCES

    The Company has a credit arrangement aggregating $150,000,000 at December 31, 1998, which is provided by commercial banks and intended for general application to transactions insured by the Company and the Subsidiaries. At December 31, 1998, there were no borrowings under this arrangement, which expires on November 23, 1999. In addition, there are credit arrangements assigned to specific insured transactions. In August 1994, the Company entered into a facility agreement with Canadian Global Funding Corporation and Hambros Bank Limited. Under the agreement, which expires in August 2004, the Company can arrange financing for transactions subject to certain conditions. The amount of this facility was $186,911,000, of which $44,974,000 was unutilized at December 31, 1998.

    The Company has a standby line of credit commitment in the amount of $240,000,000 with a group of international Aaa/AAA-rated banks to provide loans to the Company after it has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $230,000,000 or 5.75% of average annual debt service of the covered portfolio. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral. This commitment has a term beginning on April 30, 1997 and expiring on April 30, 2004 and contains an annual renewal provision subject to approval by the banks. No amounts have been utilized under this commitment as of December 31, 1998.

    At December 31, 1998, the Company has borrowed $120,000,000 from its Parent in the form of Surplus Notes. These notes carried a simple interest rate of 5.0% per annum. Principal of and interest on the Surplus Notes may be paid at any time at the option of the Company, subject to prior approval of the New York Insurance Department and compliance with the conditions to such payments as contained in the New York Insurance Laws. These notes have no stated maturity. The Company did not pay interest in 1998 or 1997.

9.  EMPLOYEE BENEFIT PLANS

    The Company maintains both a qualified and a non-qualified non-contributory defined contribution pension plan for the benefit of all eligible employees. The Company's contributions are based upon a fixed percentage of employee compensation. Pension expense, which is funded as accrued, amounted to $2,380,000, $2,312,000 and $1,977,000 for the years ended December 31, 1998,
1997 and 1996, respectively.

    The Company has an employee retirement savings plan for the benefit of all eligible employees. The plan permits employees to contribute a percentage of their salaries up to limits prescribed by the Internal Revenue Service (IRS Code, Section 401(k)). The Company's contributions are discretionary, and none have been made.

    Pursuant to the 1993 Equity Participation Plan, 1,810,780 shares of the Parent's common stock, subject to anti-dilutive adjustment, were reserved for awards of options, restricted shares of common stock, and performance shares to employees for the purpose of providing, through the grant of long-term incentives, a

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

9.  EMPLOYEE BENEFIT PLANS (CONTINUED)
means to attract and retain key personnel and to provide to participating officers and other key employees long-term incentives for sustained high levels of performance. Shares available under the 1993 Equity Participation Plan were increased from 1,810,780 to 2,110,780 in December 1995. The 1993 Equity Participation Plan also contains provisions that permit the Human Resources Committee to pay all or a portion of employees' bonuses in the form of shares of the Parent's common stock credited to the employees at a 15% discount from current market value and paid to employees five years from the date of award. Up to an aggregate of 10,000,000 shares may be allocated to such equity bonuses. Common stock to pay performance shares, stock options and equity bonus awards is acquired by the Parent through open-market purchases by a trust established for such purpose.

    Performance shares are awarded under the Parent's 1993 Equity Participation Plan. The Plan authorizes the discretionary grant of performance shares by the Human Resources Committee to key employees of the Company. The number of shares of the Parent's common stock earned for each performance share depends upon the attainment by the Parent of certain growth rates of adjusted book value per outstanding share over a three-year period. At each payout date, each performance share is adjusted to pay out from zero up to two common shares. No common shares are paid out if the compound annual growth rate of the Parent's adjusted book value per outstanding share was less than 7%. Two common shares per performance share are paid out if the compound annual growth rate was 19% or greater. Payout percentages are interpolated for compound annual growth rates between 7% and 19%.

    Performance shares granted under the 1993 Equity Participation Plan were as follows:

                    OUTSTANDING    GRANTED    EARNED    FORFEITED   OUTSTANDING    MARKET
                    AT BEGINNING   DURING     DURING      DURING      AT END      PRICE AT
                      OF YEAR     THE YEAR   THE YEAR    THE YEAR     OF YEAR    GRANT DATE
                    ------------  ---------  ---------  ----------  -----------  -----------
1996..............    1,109,150     282,490                 17,300   1,374,340    $ 25.2500
1997..............    1,374,340     253,057    201,769      59,253   1,366,375      35.5000
1998..............    1,366,375     273,656    229,378      26,145   1,384,508      46.0625

    The Company applies APB Opinion 25 and related Interpretations in accounting for the Parent's performance shares. The Company estimates the final cost of these performance shares and accrues for this expense over the performance period. The accrued expense for the performance shares was $39,480,000, $28,439,000 and $12,737,000 for the years ended December 31, 1998, 1997 and
1996, respectively. In tandem with this accrued expense, the Parent estimates those performance shares that it expects to settle in stock and records this amount in shareholders' equity as deferred compensation. The remainder of the accrual, which represents the amount of performance shares that the Parent estimates it will settle in cash, is recorded in accrued expenses and other liabilities. The Company recognized a benefit for the difference between the market value of the Parent's common stock and the cost of the stock when it was purchased by the independent trustee (which amount was reimbursed by the Company to its Parent) for shares distributed under the performance share plan. This benefit was recorded by the Company as a capital contribution which totaled $5,418,000 and $2,900,000 in 1998 and 1997, respectively. In 1996, the Parent adopted disclosure provisions of SFAS No. 123. Had the compensation cost for the Parent's performance shares been determined based upon the provisions of SFAS No. 123, there would have been no effect on the Company's reported net income.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

9.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    In November 1994, the Parent appointed an independent trustee authorized to purchase shares of the Parent's common stock in open market transactions, at times and prices determined by the trustee. These purchases are intended to fund future obligations relating to equity bonuses, performance shares and stock options under the 1993 Equity Participation Plan and other employee benefit plans and are presented as treasury stock in these financial statements. During 1998, 1997 and 1996, the total number of shares purchased by the trust was 496,940, 162,573 and 529,131, respectively, at a cost of $23,907,000, $5,434,000 and $14,111,000, respectively. In 1996, the Parent also repurchased stock from its employees in satisfaction of withholding taxes on shares distributed under its restricted stock plan.

    The Company does not currently provide post-retirement benefits, other than under its defined contribution plans, to its employees, nor does it provide post-employment benefits to former employees other than under its severance plans.

10. COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment under non-cancelable operating leases, which expire at various dates through 2005.

    Future minimum rental payments are as follows (in thousands):

YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------
1999...............................................................................  $   2,489
2000...............................................................................      2,327
2001...............................................................................      2,014
2002...............................................................................      1,739
2003...............................................................................      1,739
Thereafter.........................................................................      3,333
                                                                                     ---------
Total..............................................................................  $  13,641
                                                                                     =========

    Rent expense for the years ended December 31, 1998, 1997 and 1996 was $4,025,000, $3,708,000 and $3,383,000, respectively.

    During the ordinary course of business, the Company and its Subsidiaries have become parties to certain litigation. Management believes that these matters will be resolved with no material financial impact on the Company.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

11. REINSURANCE

    The Company reinsures portions of its risks with affiliated (see Note 13) and unaffiliated reinsurers under quota share and first-loss treaties and on a facultative basis. The Company's principal ceded reinsurance program consisted in 1998 of two quota share treaties, one first-loss treaty and four automatic facultative facilities. One treaty covered all of the Company's approved regular lines of business, except U.S. municipal obligation insurance. Under this treaty in 1998, the Company ceded 6.75% of each covered policy, up to a maximum of $13,500,000 insured principal per policy. At its sole option, the Company could have increased, and in certain instances did increase, the ceding percentage to 13.5% up to $27,000,000 of each covered policy. A second treaty covered the Company's U.S. municipal obligation insurance business. Under this treaty in 1998, the Company ceded 6% of each covered policy that is classified by the Company as providing U.S. municipal bond insurance as defined by Article 69 of the New York Insurance Law up to a limit of $16,000,000 per single risk, which is defined by revenue source. At its sole option, the Company could have increased, and in certain instances did increase, the ceding percentage to 30% up to $80,000,000 per single risk. These cession percentages under both treaties were reduced on smaller-sized transactions. The first-loss treaty applied to qualifying U.S. mortgage-backed transactions. Under the four automatic facultative facilities in 1998, the Company at its option could allocate up to a specified amount for each reinsurer (ranging from $4,000,000 to $40,000,000 depending on the reinsurer) for each transaction, subject to limits and exclusions, in exchange for which the Company agreed to cede in the aggregate a specified percentage of gross par insured by the Company. Each of the quota share treaties and automatic facultative facilities allowed the Company to withhold a ceding commission to defray its expenses. The Company also employed non-treaty quota share and first-loss facultative reinsurance on various transactions in 1998.

    In the event (which management considers to be highly unlikely) that any or all of the reinsuring companies were unable to meet their obligations to the Company, the Company would be liable for such defaulted amounts. The Company has also assumed reinsurance of municipal obligations from unaffiliated insurers.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

11. REINSURANCE (CONTINUED)
    Amounts reinsured were as follows (in thousands):

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Written premiums ceded...........................................................  $  99,413  $  63,513  $  55,965
Written premiums assumed.........................................................        935      1,352      1,873
Earned premiums ceded............................................................     55,939     41,713     38,723
Earned premiums assumed..........................................................      4,271      5,121      6,020
Loss and loss adjustment expense payments ceded..................................     22,619      2,862     29,408
Loss and loss adjustment expense payments assumed................................          3          2          3
Incurred (recovered) losses and loss adjustment expenses ceded...................     (4,673)     3,605     (2,249)
Incurred (recovered) losses and loss adjustment expenses assumed.................       (139)       161         38

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1998           1997
                                                                                     -------------  -------------
Principal outstanding ceded........................................................  $  32,914,844  $  24,547,361
Principal outstanding assumed......................................................      1,360,916      1,670,468
Deferred premium revenue ceded.....................................................        217,096        173,123
Deferred premium revenue assumed...................................................         10,799         14,128
Loss and loss adjustment expense reserves ceded....................................          3,907         30,618
Loss and loss adjustment expense reserves assumed..................................            723            865

12. OUTSTANDING EXPOSURE AND COLLATERAL

    The Company's policies insure the scheduled payments of principal and interest on asset-backed and municipal obligations. The principal amount insured (in millions) as of December 31, 1998 and 1997 (net of amounts ceded to other insurers) and the terms to maturity are as follows:

                                                    DECEMBER 31, 1998          DECEMBER 31, 1997
                                                -------------------------  -------------------------
TERMS TO MATURITY                               ASSET-BACKED   MUNICIPAL   ASSET-BACKED   MUNICIPAL
----------------------------------------------  ------------  -----------  ------------  -----------
0 to 5 Years..................................   $    8,468    $   2,756    $    7,553    $   2,230
5 to 10 Years.................................        7,516        7,495         5,637        5,683
10 to 15 Years................................        5,661       12,427         2,858        8,257
15 to 20 Years................................          670       20,265           524       14,340
20 Years and Above............................       15,308       24,107        11,917       16,479
                                                 ----------    ---------    ----------    ---------
    Total.....................................   $   37,623    $  67,050    $   28,489    $  46,989
                                                 ==========    =========    ==========    =========

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

12. OUTSTANDING EXPOSURE AND COLLATERAL (CONTINUED)
    The principal amount ceded as of December 31, 1998 and 1997 and the terms to maturity are as follows (in millions):

                                                    DECEMBER 31, 1998           DECEMBER 31, 1997
                                                --------------------------  -------------------------
TERMS TO MATURITY                               ASSET-BACKED    MUNICIPAL   ASSET-BACKED   MUNICIPAL
----------------------------------------------  -------------  -----------  ------------  -----------
0 to 5 Years..................................    $   2,727     $   1,157    $    3,828    $     965
5 to 10 Years.................................        1,859         2,143         2,118        1,693
10 to 15 Years................................        1,116         3,022           553        2,078
15 to 20 Years................................          591         4,852           257        3,005
20 Years and Above............................        3,230        12,218         3,373        6,677
                                                  ---------     ---------    ----------    ---------
    Total.....................................    $   9,523     $  23,392    $   10,129    $  14,418
                                                  =========     =========    ==========    =========

    The Company limits its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance. The gross principal amounts of insured obligations in the asset-backed insured portfolio are backed by the following types of collateral (in millions):

                                                     NET OF AMOUNTS CEDED
                                                                                  CEDED
                                                         DECEMBER 31,          DECEMBER 31,
                                                     --------------------  --------------------
TYPES OF COLLATERAL                                    1998       1997       1998       1997
---------------------------------------------------  ---------  ---------  ---------  ---------
Residential mortgages..............................  $  15,647  $  12,928  $   3,324  $   3,665
Consumer receivables...............................     12,539     10,659      3,663      4,601
Government securities..............................        821        787        267        120
Pooled corporate obligations.......................      6,776      3,004      1,388        540
Commercial mortgage portfolio:
  Commercial real estate...........................         15         98         49        418
  Corporate secured................................         42         55        314        481
Investor-owned utility obligations.................        757        643        464        229
Other asset-backed obligations.....................      1,026        315         54         75
                                                     ---------  ---------  ---------  ---------
      Total asset-backed obligations...............  $  37,623  $  28,489  $   9,523  $  10,129
                                                     =========  =========  =========  =========

    The asset-backed insured portfolio, which aggregated $47,146,604,000 principal before reinsurance at December 31, 1998, was collateralized by assets with an estimated fair value of $53,754,485,000. At December 31, 1997, it aggregated $38,618,244,000 principal before reinsurance and was collateralized by assets with an estimated fair value of $44,382,716,000. Such estimates of fair value are calculated at the inception of each insurance policy and are changed only in proportion to changes in exposure. At December 31, 1998, the estimated fair value of collateral and reserves over the principal insured averaged from 110% for commercial real estate to 181% for corporate secured obligations. At December 31, 1997, the estimated fair value of collateral and reserves over the principal insured averaged from 100% for commercial real estate to 172% for corporate secured obligations. Collateral for specific transactions is generally not available to pay claims related to other transactions. The amounts of losses ceded to reinsurers are determined net of collateral.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

12. OUTSTANDING EXPOSURE AND COLLATERAL (CONTINUED)
    The gross principal amount of insured obligations in the municipal insured portfolio includes the following types of issues (in millions):

                                                    NET OF AMOUNTS CEDED
                                                                                 CEDED
                                                        DECEMBER 31,          DECEMBER 31,
                                                    --------------------  --------------------
TYPES OF ISSUES                                       1998       1997       1998       1997
--------------------------------------------------  ---------  ---------  ---------  ---------
General obligation bonds..........................  $  25,337  $  17,101  $   4,517  $   3,182
Housing revenue bonds.............................      2,509      1,770      1,108        955
Municipal utility revenue bonds...................      9,218      5,892      5,489      2,294
Health care revenue bonds.........................      5,812      3,924      3,348      2,175
Tax-supported bonds (non-general obligation)......     14,731     11,210      5,238      3,526
Transportation revenue bonds......................      2,937      1,972      2,154      1,041
Other municipal bonds.............................      6,506      5,120      1,538      1,245
                                                    ---------  ---------  ---------  ---------
    Total municipal obligations...................  $  67,050  $  46,989  $  23,392  $  14,418
                                                    =========  =========  =========  =========

    In its asset-backed business, the Company considers geographic concentration as a factor in underwriting insurance covering securitizations of pools of such assets as residential mortgages or consumer receivables. However, after the initial issuance of an insurance policy relating to such securitization, the geographic concentration of the underlying assets may not remain fixed over the life of the policy. In addition, in writing insurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant given other more relevant measures of diversification such as issuer or industry.

    The Company seeks to maintain a diversified portfolio of insured municipal obligations designed to spread its risk across a number of geographic areas. The following table sets forth, by state, those states in

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

12. OUTSTANDING EXPOSURE AND COLLATERAL (CONTINUED) which municipalities located therein issued an aggregate of 2% or more of the Company's net par amount outstanding of insured municipal securities as of December 31, 1998:

                                                   NET PAR      PERCENT OF TOTAL      CEDED PAR
                                      NUMBER       AMOUNT       MUNICIPAL NET PAR      AMOUNT
STATE                                OF ISSUES   OUTSTANDING   AMOUNT OUTSTANDING    OUTSTANDING
----------------------------------  -----------  -----------  ---------------------  -----------
                                                     (IN                                 (IN
                                                  MILLIONS)                           MILLIONS)
California........................         517    $  10,233              15.3%        $   3,103
New York..........................         388        5,836               8.7             4,137
Pennsylvania......................         356        4,821               7.2               834
Texas.............................         414        4,128               6.1             1,441
Florida...........................         130        4,091               6.1             1,616
New Jersey........................         275        3,475               5.2             1,486
Illinois..........................         359        3,125               4.7               628
Massachusetts.....................         126        2,259               3.4               976
Michigan..........................         217        2,161               3.2               511
Wisconsin.........................         252        1,685               2.5               228
Indiana...........................         103        1,461               2.2               162
Minnesota.........................         146        1,340               2.0               191
All Other States..................       1,453       20,993              31.3             6,812
Non-U.S...........................          32        1,442               2.1             1,267
                                         -----    ---------             -----         ---------
    Total.........................       4,768    $  67,050             100.0%        $  23,392
                                         =====    =========             =====         =========

13. RELATED PARTY TRANSACTIONS

    Allocable expenses are shared by the Company and its Parent on a basis determined principally by estimates of respective usage as stated in an expense sharing agreement. The agreement is subject to the provisions of the New York Insurance Law. Amounts included in other assets at December 31, 1998 and 1997 are $1,625,000 and $4,702,000, respectively, for unsettled expense allocations due from the Parent.

    The Company ceded premiums of $23,838,000, $21,216,000 and $19,890,000 to
Tokio Marine for the years ended December 31, 1998, 1997 and 1996, respectively. The amounts included in prepaid reinsurance premiums at December 31, 1998 and 1997 for reinsurance ceded to Tokio Marine were $62,422,000 and $53,603,000, respectively. Reinsurance recoverable on unpaid losses ceded to Tokio Marine was $612,000 and $613,000 at December 31, 1998 and 1997, respectively. The Company ceded losses and loss adjustment expenses of $603,000, $1,095,000 and $232,000 to Tokio Marine for the years ended December 31, 1998, 1997 and 1996, respectively. The Company ceded premiums of $7,297,000 and $15,000 to X.L. Insurance Company, Ltd., a subsidiary of XL, for the years ended December 31, 1998 and 1997, respectively. The amounts included in prepaid reinsurance premiums at December 31, 1998 and 1997 for reinsurance ceded to X.L. Insurance Company, Ltd. were $5,306,000 and $6,000, respectively.

    The Company ceded premiums of $25,862,000, $16,890,000 and $15,409,000 on a quota share basis to affiliates of MediaOne (Enhance Reinsurance Company, Asset Guaranty Insurance Company and Commercial Reinsurance Company) for the years ended December 31, 1998, 1997 and 1996, respectively. The

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

13. RELATED PARTY TRANSACTIONS (CONTINUED) amounts included in prepaid reinsurance premiums for reinsurance ceded to these affiliates were $61,088,000 and $51,980,000 at December 31, 1998 and 1997,
respectively. The amounts of reinsurance recoverable on unpaid losses ceded to these affiliates at December 31, 1998 and 1997 were $1,755,000 and $24,195,000, respectively. The Company ceded losses and loss adjustment expenses (recoveries) of $(11,956,000), $2,105,000 and $(3,316,000) to these affiliates for the years ended December 31, 1998, 1997 and 1996, respectively.

14. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Bonds--The carrying amount of bonds represents fair value. The fair value of bonds is based upon quoted market price.

    Short-term investments--The carrying amount is fair value, which approximates cost due to the short maturity of these instruments.

    Cash, receivable for investments sold and payable for investments purchased--The carrying amount approximates fair value because of the short maturity of these instruments.

    Deferred premium revenue, net of prepaid reinsurance premiums--The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company's future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the insurance contracts.

    Installment premiums--Consistent with industry practice, there is no carrying amount for installment premiums since the Company will receive premiums on an installment basis over the term of the insurance contract. Similar to deferred premium revenue, the fair value of installment premiums is the estimated present value of the future contractual premium revenues that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

14. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

    Losses and loss adjustment expenses, net of reinsurance recoverable on unpaid losses--The carrying amount is fair value, which is the present value of the expected cash flows for specifically identified claims and potential losses in the Company's insured portfolio.

                                           DECEMBER 31, 1998           DECEMBER 31, 1997
                                       --------------------------  --------------------------
                                         CARRYING     ESTIMATED      CARRYING     ESTIMATED
(IN THOUSANDS)                            AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
-------------------------------------  ------------  ------------  ------------  ------------
Assets:
  Bonds..............................  $  1,683,928  $  1,683,928  $  1,235,441  $  1,235,441
  Short-term investments.............        92,241        92,241       103,926       103,926
  Cash...............................         2,729         2,729        11,235        11,235
  Receivable for securities sold.....         1,656         1,656        20,535        20,535

Liabilities:
  Deferred premium revenue, net of
    prepaid reinsurance premiums.....       504,603       417,130       422,073       347,855
  Losses and loss adjustment
    expenses, net of reinsurance
    recoverable on unpaid losses.....        60,040        60,040        44,799        44,799
  Notes payable......................       120,000       120,000        50,000        50,000
  Payable for investments
    purchased........................       105,749       105,749        72,979        72,979

Off-balance-sheet instruments:
  Installment premiums...............                     163,239                     116,888

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

15. LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

    The Company's liability for losses and loss adjustment expenses consists of the case basis and general reserves. Activity in the liability for losses and loss adjustment expenses is summarized as follows (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1998       1997        1996
                                                              ---------  ---------  ----------
Balance at January 1........................................  $  75,417  $  72,079  $  111,759
Less reinsurance recoverable................................     30,618     29,875      61,532
                                                              ---------  ---------  ----------
Net balance at January 1....................................     44,799     42,204      50,227

Incurred losses and loss adjustment expenses:
  Current year..............................................      8,049      5,400       5,300
  Prior years...............................................     (4,100)     3,756       1,574

Recovered (paid) losses and loss adjustment expenses:
  Current year..............................................       (192)    (2,850)         --
  Prior years...............................................     11,484     (3,711)    (14,897)
                                                              ---------  ---------  ----------
Net balance December 31.....................................     60,040     44,799      42,204
Plus reinsurance recoverable................................      3,907     30,618      29,875
                                                              ---------  ---------  ----------
  Balance at December 31....................................  $  63,947  $  75,417  $   72,079
                                                              =========  =========  ==========

    During 1996, the Company increased its general reserve by $6,874,000, of which $5,300,000 was for originations of new business and $1,574,000 was to reestablish a portion of the general reserve that had previously been transferred to case basis reserves. During 1996, the Company transferred $9,012,000 from its general reserve to case basis reserves associated predominantly with certain residential mortgage and timeshare receivables transactions. Giving effect to these transfers, the general reserve totaled $29,660,000 at December 31, 1996.

    During 1997, the Company increased its general reserve by $9,156,000, of which $5,400,000 was for originations of new business and $3,756,000 was to reestablish a portion of the general reserve that had previously been transferred to case basis reserves. During 1997, the Company transferred $4,503,000 from its general reserve to case basis reserves associated predominantly with certain residential mortgage transactions. Giving effect to these transfers, the general reserve totaled $34,313,000 at December 31, 1997.

    During 1998, the Company increased its general reserve by $3,949,000, of which $8,049,000 was for originations of new business offset by a $4,100,000 decrease in the amount needed to fund the general loss reserve because of recoveries on certain commercial mortgage transactions. During 1998, the Company transferred $18,403,000 to its general reserve from case basis reserves due to those recoveries on commercial mortgage transactions. Also during 1998, the Company transferred $9,414,000 from its general reserve to case basis reserves associated predominantly with certain consumer receivable transactions. Giving effect to these transfers, the general reserve totaled $47,251,000 at December 31, 1998.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

15. LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES (CONTINUED) Reserves for losses and loss adjustment expenses are discounted at risk-free rates. The amount of discount taken was approximately $16,029,000, $19,779,000 and $17,944,000 at December 31, 1998, 1997 and 1996, respectively.

16. RECENTLY ISSUED ACCOUNTING STANDARD

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective January 1, 2000.

    The Company is in the process of determining the effect of these standards on its financial statements, but management does not believe that it will have a material effect on the Company's financial condition.

17. FINANCIAL SECURITY ASSURANCE INTERNATIONAL LTD. AND MINORITY INTEREST

    On November 3, 1998, the Parent funded the Company's $80,000,000 investment in Financial Security Assurance International Ltd. (International), a new Bermuda-based financial guaranty insurer.

    In November 1998, XL made a minority investment in International for $20,000,000. This interest is in the form of Cumulative Participating Voting Preferred Shares, which in total have a minimum fixed dividend of $1,000,000 per annum. For the period ended December 31, 1998, the Company recognized minority interest of $388,000.